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          EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


National City Bancshares, Inc.
Earnings per Share Calculation
for the period ending June 30

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
                                      Quarter to Date        Year to Date
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                                      1997       1996       1997       1996
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
Net income                         $4,582,233 $3,969,125 $8,949,857 $7,738,639


Primary earnings per share
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Weighted average shares outstanding 9,311,410  9,559,772  9,364,659  9,646,950
Common stock equivalents due to
  stock options                       133,007          -    123,426          - -
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Adjusted shares outstanding         9,444,417  9,559,772  9,488,085  9,646,950

Primary earnings per share              $0.48      $0.41      $0.94      $0.80



Fully diluted earnings per share
--------------------------------
Weighted average shares outstanding 9,311,410  9,559,772  9,364,659  9,646,950
Common stock equivalents due to
  stock options                       154,871          -    134,973          -
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Adjusted shares outstanding         9,466,281  9,559,772  9,499,632  9,646,950

Fully diluted earnings per share        $0.48      $0.41      $0.94      $0.80

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